CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm included under the caption of “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also consent to the incorporation by reference of our reports dated January 27, 2012 on the financial statements and financial highlights of the Cushing MLP Premier Fund as of and for the period ended November 30, 2011 in the Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A No. 333-167481).

/s/ Ernst & Young LLP

Dallas, Texas

March 26, 2012